Exhibit 99.2

TRANSACTIONS

The following table sets forth all transactions with respect to securities of the Issuer effected in the last 60 days by the Reporting Persons or on behalf of the Reporting Persons in respect of securities of the Issuer. All such transactions were purchases or sales of securities of the Issuer effected in the open market, and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/(Sell)	Shares	Unit Cost	Security
Managed Account	4/28/2016	Sell	(500)	$68.2415	Common Stock
Managed Account	5/6/2016	Buy	125	$68.3453	Common Stock
Managed Account	5/6/2016	Buy	840	$68.3453	Common Stock
Managed Account	5/6/2016	Buy	1,128	$68.3453	Common Stock
Managed Account	5/6/2016	Buy	2,279	$68.3453	Common Stock
Managed Account	5/6/2016	Buy	859	$68.3453	Common Stock
Managed Account	5/6/2016	Buy	88	$68.3453	Common Stock
Managed Account	5/6/2016	Buy	460	$68.3453	Common Stock
Managed Account	5/11/2016	Sell	(3,700)	$67.8325	Common Stock
Managed Account	6/17/2016	Sell	(16,670)	$62.1578	Common Stock
Managed Account	6/21/2016	Sell	(2,980)	$63.2238	Common Stock